UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
          PURSUANT TO RULE 13D-1(B)(C), AND (D) AND AMENDMENTS THERETO
                         FILED PURSUANT TO RULE 13D-2(B)

                               (AMENDMENT NO. 5)*

                                   NuCo2, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    629428103
      ---------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_| Rule 13d-1(b)

      |_| Rule 13d-1(c)

      |X| Rule 13d-1(d)

      * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                                     1 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners (BHCA), LP.
     13-337-1826
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------





                                     2 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors, L.P.
     13-4197054
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     3 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors A, L.P.
     26-0032493
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     4 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors (Cayman), L.P.
     13-4197057
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------





                                     5 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSON (ENTITIES ONLY).

     J.P. Morgan Partners Global Investors (Cayman), L.P.
     26-0005546
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
     (a)  |_|
     (b)  |_|
--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
--------------------------------------------------------------------------------
               5    SOLE VOTING POWER

                    0 Shares of Common Stock
               -----------------------------------------------------------------
  NUMBER OF    6    SHARED VOTING POWER
   SHARES
BENEFICIALLY
  OWNED BY     -----------------------------------------------------------------
    EACH       7    SOLE DISPOSITIVE POWER
  REPORTING
   PERSON           0 Shares of Common Stock
    WITH       -----------------------------------------------------------------
               8    SHARED DISPOSITIVE POWER


--------------------------------------------------------------------------------
9    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     0 Shares of Common Stock
--------------------------------------------------------------------------------
10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
     (SEE INSTRUCTIONS)                                                     |_|

--------------------------------------------------------------------------------
11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     0%
--------------------------------------------------------------------------------
12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     PN
--------------------------------------------------------------------------------



                                     6 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103



ITEM 1.

      (a)   NAME OF ISSUER:

            NuCo2, Inc.

      (b)   ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

            2800 SE Market Place
            Stuart, Florida  34997


ITEM 2.

      (a)   NAME OF PERSON FILING:

            J.P. Morgan Partners (BHCA), L.P. ("JPMP BHCA")

            J.P. Morgan Partners Global Investors, L.P. ("JPMP Global")

            J.P. Morgan Partners Global Investors A, L.P. ("JPMP Global A")

            J.P. Morgan Partners Global Investors (Cayman), L.P. ("JPMP Cayman")

            J.P. Morgan Partners Global Investors (Cayman) II, L.P. ("JPMP Cayman II")

            Supplemental information relating to the ownership and control of the person filing this statement is included in Exhibit 2(a) attached hereto.

      (b)   ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

            c/o J.P. Morgan Partners, LLC
            1221 Avenue of the Americas
            New York, New York  10020

      (c)   CITIZENSHIP:

            JPMP BHCA        :        Delaware
            JPMP Global      :        Delaware
            JPMP Global A    :        Delaware
            JPMP Cayman      :        Cayman Islands
            JPMP Cayman II   :        Cayman Islands

      (d)   TITLE OF CLASS OF SECURITIES (OF ISSUER):

            Common Stock

      (e)   CUSIP NUMBER:

            629428103



                                     7 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS. SS. 240. 13D-1(B) OR 240. 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      Not applicable.

ITEM 4. OWNERSHIP

      (a)   AMOUNT BENEFICIALLY OWNED:

            JPMP (BHCA):                   0 shares of common stock

            JPMP GLOBAL:                   0 shares of common stock

            JPMP GLOBAL A:                 0 shares of common stock

            JPMP CAYMAN:                   0 shares of common stock

            JPMP CAYMAN II:                0 shares of common stock

      (b)   PERCENT OF CLASS:

            JPMP (BHCA):                   0% (as of December 31, 2005)
            JPMP GLOBAL:                   0% (as of December 31, 2005)
            JPMP GLOBAL A:                 0% (as of December 31, 2005)
            JPMP CAYMAN:                   0% (as of December 31, 2005)
            JPMP CAYMAN II:                0% (as of December 31, 2005)

      (c)   NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

            (i)      JPMP (BHCA):          0 shares of common stock
                     JPMP GLOBAL:          0 shares of common stock
                     JPMP GLOBAL A:        0 shares of common stock
                     JPMP CAYMAN:          0 shares of common stock
                     JPMP CAYMAN II:       0 shares of common stock

            (ii)     Not applicable.

            (iii)    JPMP (BHCA):          0 shares of common stock
                     JPMP GLOBAL:          0 shares of common stock
                     JPMP GLOBAL A:        0 shares of common stock
                     JPMP CAYMAN:          0 shares of common stock
                     JPMP CAYMAN II:       0 shares of common stock

            (iv)     Not applicable.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereto the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not applicable.



                                     8 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

      Not applicable.

ITEM 10. CERTIFICATION

      Not applicable.






                                     9 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103



                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 14, 2006

                                        J.P. MORGAN PARTNERS (BHCA), L.P.


                                        By: JPMP Master Fund Manager, L.P., its
                                            General Partner


                                        By: JPMP Capital Corp., its General
                                            Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:    Jeffrey C. Walker
                                            Title:   President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS,
                                        L.P.

                                        By:  JPMP Global Investors, L.P., its
                                             General Partner

                                        By:  JPMP Capital Corp., its General
                                             Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:    Jeffrey C. Walker
                                            Title:   President





                                    10 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS A,
                                        L.P.

                                        By:  JPMP Global Investors, L.P., its
                                             General Partner

                                        By:  JPMP Capital Corp., its General
                                             Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:    Jeffrey C. Walker
                                            Title:   President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN), L.P.

                                        By:  JPMP Global Investors, L.P., its
                                             General Partner

                                        By:  JPMP Capital Corp., its General
                                             Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:    Jeffrey C. Walker
                                            Title:   President


                                        J.P. MORGAN
                                        PARTNERS GLOBAL
                                        INVESTORS (CAYMAN)
                                        II, L.P.

                                        By:  JPMP Global Investors, L.P., its
                                             General Partner

                                        By:  JPMP Capital Corp., its General
                                             Partner


                                        By: /s/ Jeffrey C. Walker
                                            ------------------------------------
                                            Name:    Jeffrey C. Walker
                                            Title:   President





                                    11 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


                             JOINT FILING AGREEMENT


         The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the other, except to the extent that he or it knows or has reason to believe that such information is accurate.

Dated this 14 day of February, 2006.


                                        J.P. MORGAN PARTNERS
(BHCA), L.P.

                                        By: JPMP Capital Corp., Its General
                                            Partner

                                            By: /s/ Jeffrey C. Walker
                                                ----------------------------
                                                Name:    Jeffrey C. Walker
                                                Title:   President



                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS,
                                        L.P.

                                        By: JPMP Global Investors, L.P., its
                                            General Partner

                                        By: JPMP Capital Corp., its General
                                            Partner


                                            By: /s/ Jeffrey C. Walker
                                                ----------------------------
                                                Name:    Jeffrey C. Walker
                                                Title:   President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS A,
                                        L.P.

                                        By: JPMP Global Investors, L.P., its
                                            General Partner

                                        By: JPMP Capital Corp., its General
                                            Partner


                                            By: /s/ Jeffrey C. Walker
                                                ----------------------------
                                                Name:    Jeffrey C. Walker
                                                Title:   President






                                    12 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN), L.P.

                                        By: JPMP Global Investors, L.P., its
                                            General Partner

                                        By: JPMP Capital Corp., its General
                                            Partner


                                            By: /s/ Jeffrey C. Walker
                                                ----------------------------
                                                Name:    Jeffrey C. Walker
                                                Title:   President


                                        J.P. MORGAN PARTNERS GLOBAL INVESTORS
                                        (CAYMAN) II, L.P.

                                        By: JPMP Global Investors, L.P., its
                                            General Partner

                                        By: JPMP Capital Corp., its General
                                            Partner


                                            By: /s/ Jeffrey C. Walker
                                                ----------------------------
                                                Name:    Jeffrey C. Walker
                                                Title:   President





                                    13 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


                                  EXHIBIT 2(A)

      This statement is being filed by J.P. Morgan Partners (BHCA), L.P., a Delaware limited partnership (hereinafter referred to as "JPMP (BHCA)"), whose principal business office is located 1221 Avenue of the Americas, New York, New York 10020. JPMP (BHCA) is engaged in the venture capital and leveraged buyout business. The general partner of JPMP (BHCA) is JPMP Master Fund Manager, L.P. (formerly known as Chase Capital Partners, a New York general partnership), a Delaware limited partnership (hereinafter referred to as "JPMP Master Fund"), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital and leveraged buyout business. As general partner of JPMP (BHCA), JPMP Master Fund may be deemed to beneficially own the shares held by JPMP (BHCA).

      This statement is also being filed by J.P. Morgan Partners Global Investors, L.P., a Delaware limited partnership ("JPMP Global"), whose principal place of business is located at the same address as JPMP (BHCA); J.P. Morgan Partners Global Investors A, L.P., a Delaware limited partnership ("JPMP Global A"), whose principal place of business is located at the same address as JPMP
(BHCA); J.P. Morgan Partners Global Investors (Cayman), L.P., a Cayman Islands limited partnership ("JPMP Cayman"), whose principal place of business is located at the same address as JPMP (BHCA); and J.P. Morgan Partners Global Investors (Cayman) II, L.P., a Cayman Islands limited partnership ("JPMP Cayman II" and collectively with JPMP Global, JPMP Global A and JPMP Cayman, the "Global Fund Entities"), whose principal place of business is located at the same address as JPMP (BHCA). Each of the Global Fund Entities is also engaged in the venture capital and leveraged buyout business. The general partner of each of the Global Fund Entities is JPMP Global Investors, L.P., a Delaware limited partnership ("JPMP Investors"), whose principal place of business is located at the same address as JPMP (BHCA). JPMP Investors is engaged indirectly in the venture capital and leveraged buyout business as general partner of each of the Global Fund Entities. As genera partner of each of the Global Fund Entities, JPMP Investors may be deemed to beneficially own the shares held by the Global Fund Entities.

      The general partner of each of JPMP Master Fund and JPMP Investors, L.P. is JPMP Capital Corp., a New York corporation (hereinafter referred to as "JPMP Capital Corp."), whose principal business office is located at the same address as JPMP (BHCA), and is also engaged directly and indirectly (through affiliates) in the venture capital and leveraged buyout business. Set forth in Schedule A hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMP Capital Corp. As general partner of each of JPMP Master Fund and JPMP Investor, JPMP Capital Corp. may be deemed to beneficially own the shares held by JPMP (BHCA) and the Global Fund Entities.

      JPMP Capital Corp. is a wholly owned subsidiary of JPMorgan Chase & Co., a Delaware corporation (hereinafter referred to as "JPMorgan Chase") which is engaged (primarily through subsidiaries) in the commercial banking business with its principal office located at 270 Park Avenue, New York, New York 10017. Set forth in Schedule B hereto and incorporated herein by reference are the names, business addresses, principal occupations and employments of each executive officer and director of JPMorgan Chase.




                                    14 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


                                                                      SCHEDULE A

                               JPMP CAPITAL CORP.

                             EXECUTIVE OFFICERS(1)

Chief Executive Officer                       William B. Harrison**
President                                     Jeffrey C. Walker*
Chief Investment Officer                      Arnold L. Chavkin*
Managing Director                             Srinivas Akkaraju*
Managing Director                             Christopher Albinson*
Managing Director                             Dr. Dana Beth Ardi*
Managing Director                             Christopher C. Behrens*
Managing Director                             John Breckenridge*
Managing Director                             Julie Casella-Esposito*
Managing Director                             Rodney A. Ferguson*
Managing Director                             Michael R. Hannon*
Managing Director                             Matthew Lori*
Managing Director                             Jonathan R. Lynch*
Managing Director                             Sunil Mishra*
Managing Director                             Stephen P. Murray*
Managing Director                             John Reardon*
Managing Director                             Faith Rosenfeld*
Managing Director                             Shahan D. Soghikian*
Managing Director                             William Stuek*
Managing Director                             Timothy J. Walsh*
Managing Director                             Richard D. Waters, Jr. *
Managing Director                             Damion E. Wicker, M.D.*


                                  DIRECTORS(1)
                              William B. Harrison**
                               Jeffrey C. Walker*

----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee and/or officer of J.P. Morgan Partners, LLC. Business address is c/o J.P. Morgan Partners, LLC, 1221 Avenue of the Americas, New York, New York 10020.
** Principal occupation is employee or officer of J.P. Morgan Chase & Co. Business address is c/o J.P. Morgan Chase & Co., 270 Park Avenue, New York, New York 10017.



                                    15 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103



                                                                                                         SCHEDULE B
                              JPMORGAN CHASE & CO.
                             EXECUTIVE OFFICERS(1)

Chairman of the Board                                                   William B. Harrison Jr.*
President and Chief Executive Officer                                   James Dimon*
Chief Information Officer                                               Austin A. Adams*
Co-CEO, Investment Bank                                                 Steven D. Black*
Chief Executive Officer and Executive Vice President, Card Services     Richard J. Srednicki*
Chief Financial Officer                                                 Michael J. Cavanagh*
Chief Administrative Officer                                            Frank Bisignano *
Director of Human Resources                                             John F. Bradley*
Co-General Counsel                                                      Joan Guggenheimer*
Chief Investment Officer                                                Ina R. Drew *
Head, Commercial Banking                                                Samuel Todd Maclin*
Head, Strategy                                                          Jay Mandelbaum*
Co-General Counsel                                                      William H. McDavid*
Treasury & Securities Services                                          Heidi Miller*
Head, Retail Financial Services                                         Charles W. Scharf*
Head, Asset & Wealth Management                                         James E. Staley*
Chief Risk Officer                                                      Don M. Wilson III*
MD & Co-CEO, Investment Bank                                            William T. Winters*


----------
(1)   Each of whom is a United States citizen.
* Principal occupation is employee or officer of JPMorgan Chase & Co. Business address is c/o JPMorgan Chase & Co., 270 Park Avenue, New York, New York 10017.



                                    16 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103




                                  DIRECTORS(1)

 NAME                                          PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                               BUSINESS OR RESIDENCE ADDRESS
--------------------------------------------------------------------------------------------------
 Hans W. Becherer                              Retired Chairman of the Board and
                                               Chief Executive Officer
                                               Deere & Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 John H. Biggs                                 Former Chairman and CEO
                                               TIAA - CREF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Lawrence A. Bossidy                           Retired Chairman of the Board
                                               Honeywell International Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Stephen B. Burke                              President
                                               Comcast Cable Communications, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
James S. Crown                                 President
                                               Henry Crown and Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
James Dimon                                    President and Chief Executive Officer
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York 10017-2070
--------------------------------------------------------------------------------------------------
Ellen V. Futter                                President and Trustee
                                               American Museum of Natural History
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                                New York, New York 10017
--------------------------------------------------------------------------------------------------
 William H. Gray, III                          Retired President and Chief Executive Officer
                                               The College Fund/UNCF
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------

----------
(1)  Each of whom is a United States citizen.


                                    17 of 18

                                  SHCEDULE 13G

ISSUER: NuCo2                                               CUSIP NO.: 629428103


--------------------------------------------------------------------------------------------------
 William B. Harrison, Jr.                      Chairman of the Board
                                               JPMorgan Chase & Co.
                                               270 Park Avenue, 8th Floor
                                               New York, New York  10017-2070
--------------------------------------------------------------------------------------------------
 Laban P. Jackson, Jr.                         Chairman and Chief Executive Officer
                                               Clear Creek Properties, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Lee R. Raymond                                Chairman of the Board and Chief Executive Officer
                                               Exxon Mobil Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 John W. Kessler                               Owner
                                               John W. Kessler Company
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Robert I. Lipp                                Senior Advisor
                                               JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 Richard A. Monoogian                          Chairman and Chief Executive Officer
                                               Masco Corporation
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 David C. Novak                                Chairman and Chief Executive Officer
                                               Yum! Brands, Inc.
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------
 William C. Weldon                             Chairman and Chief Executive Officer
                                               Johnson & Johnson
                                               c/o JPMorgan Chase & Co.
                                               270 Park Avenue
                                               New York, New York 10017
--------------------------------------------------------------------------------------------------


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